Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-233154 and 333-256492) on Form S-8 and the registration statement (No. 333-285033) on Form S-3 of our reports dated March 17, 2025, with respect to the consolidated financial statements of Ranpak Holdings Corp. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Cleveland, Ohio
March 17, 2025